--ASCENA RETAIL GROUP SIGNS DEFINITIVE AGREEMENT
TO SELL MAJORITY STAKE IN MAURICES BRAND--

--Transaction Represents Initial Step in Comprehensive Portfolio Review
to Enhance Shareholder Value--

Mahwah, N.J., (March 25, 2019) —ascena retail group, inc. (Nasdaq: ASNA) today announced that it has signed a definitive agreement to sell a majority interest in its subsidiary, Maurices Incorporated (“maurices”) to an affiliate of OpCapita LLP as part of its review to enhance shareholder value.
The review includes a comprehensive assessment of its portfolio brands, operations and assets.  Management and the Company’s Board of Directors are overseeing this review, which is currently underway.
David Jaffe, Chairman and Chief Executive Officer said, “Structural changes in our industry have impacted a number of retailers.  We have not been immune to these challenges. In 2016, we initiated our Change for Growth plan, which is on track to deliver run rate cost savings of $300 million to our Company by July 2019. We have also identified, and developed plans for, an additional $150 million in savings, which will drive operating margin rate expansion. These efforts are expected to deliver a leaner operating model and enhanced competitive capabilities, but we must do more.   To create value for our shareholders, we are planning deliberate actions to generate more profitable growth from those brands and operations in our portfolio that we believe have greater long term potential.”
The maurices transaction is valued at approximately $300 million, and the Company expects to receive roughly $200 million in cash after expenses, while maintaining a significant minority interest. Cash proceeds from the transaction will be used to pay down the Company’s existing term loan balance and/or for reinvestment in the Company’s business in accordance with the terms of its credit facilities.
Additionally, ascena will continue to support the maurices brand on its shared business services platform through a managed services agreement, including support for IT, supply chain, sourcing and certain back office functions. The transaction furthers the development of the Company’s platform services business, and is structured to allow ascena to participate in potential upside by partnering with a strong operator who has a history of success in apparel retailing.
“The sale of a majority interest in maurices underscores the value that exists in our portfolio brands. The review and evaluation process we are undertaking, with the help of outside advisors, is designed to recognize this value on behalf of ascena shareholders,” Mr. Jaffe said.
Mr. Jaffe noted that the maurices transaction will strengthen the Company’s balance sheet and liquidity, and the ongoing managed services arrangement will serve as a template for offering third-party platform services to others.

The transaction is subject to customary closing conditions, including, among other things, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and is expected to close by early summer.
Guggenheim Securities and Proskauer Rose LLP advised the Company on financial and legal matters, respectively, and PJ SOLOMON and Clifford Chance were financial and legal advisors, respectively, to OpCapita.
About ascena retail group, inc.
ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,500 stores throughout the United States, Canada and Puerto Rico.  For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.
About OpCapita LLP
OpCapita is a sector-focused private equity firm that specializes in transforming operationally underperforming businesses in the retail, consumer and leisure sectors.  Their most relevant transaction in the retail space involves NKD, a value clothing retailer with approximately 1,800 small format stores in secondary and tertiary cities, primarily in Germany and Austria. OpCapita achieved a successful turnaround of NKD by focusing on rationalizing the supply chain, managing store costs and enhancing customer communication, merchandise planning and inventory management. On March 19, 2019, OpCapita announced an agreement to sell NKD to funds advised by TDR Capital.
Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. ascena’s Securities and Exchange Commission (“SEC”) filings identify many such risks and uncertainties.  The forward-looking information in this press release could be affected by many factors, including, without limitation, risks associated with the ability to consummate the maurices transaction and the timing of the closing of such transaction, the ability to obtain requisite regulatory approvals for the maurices transaction, the ability to realize anticipated benefits of the maurices transaction; the potential impact of the announcement of the maurices transaction or consummation of such transaction on relationships, including with employees, customers, vendors and competitors, the ability to retain key personnel, changes in financial markets, interest rates and foreign currency exchange rates, the ability to achieve anticipated cost reductions, the ability to achieve a successful outcome for its portfolio brands and to otherwise achieve its business strategies,  and those additional risks and factors discussed in reports filed with the SEC by ascena from time to time, including those discussed under the heading “Risk Factors” in its most recently filed Annual Report on Form 10-K. We undertake no duty and have no obligation to update any forward-looking statements contained herein.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@ascenaretail.com

Jennifer Davis
Senior Vice President
(646) 677-1813
Jennifer.Davis@icrinc.com

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